Exhibit 99.01

                                                                CITIGROUP [LOGO]


For immediate release
Citigroup Inc. (NYSE symbol: C)
February 28, 2000


               Citigroup Announces the Retirement of John S. Reed
                         Chairman and Co-Chief Executive

New York -- Citigroup announced today that John S. Reed, Chairman and Co-Chief Executive Officer, has informed the Board of Directors of his decision to retire from his positions effective at the company's annual meeting of shareholders on April 18th, 2000.

"My 35 years at Citigroup and Citicorp have been both exciting and rewarding. I have been very proud to play a part in the tremendous transformation that has taken place in our industry and our company, from globalization and the advent of electronic banking, to the creation of Citigroup, a new breed of financial services firm."

"From the moment we announced the merger, I committed myself to seeing through our transition from two companies into one. With the progress we have made - highlighted by the strong financial performance we achieved in our first full year as a combined company - I feel that I can now move on. My decision was a deliberate one that I have discussed fully with the Board, and I leave the company knowing we have put into place a truly outstanding management team and a sound strategy that will serve as the foundation for our future growth."

Mr. Weill will become the Chairman and sole Chief Executive Officer of the company, effective at this year's annual meeting. Further, Mr. Weill has advised the Board of Directors that, in light of his own plans for retirement, he intends to work with a committee of the Board on a plan of succession with the objective of coming up with a successor within two years.

"John is a visionary leader who saw Citicorp through some of its most stressful and challenging years and finally fulfilled his goal of creating a premier global financial services company in joining me in the creation of Citigroup," said Mr. Weill. "We have created great shareholder value since the merger, and my focus will be to continue to execute the Citigroup strategy to achieve even higher levels of performance for our clients, employees and shareholders. I respect John's decision and wish him great happiness and success in the years ahead."